Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 17, 2021, except for Note 16, as to which the date is October 12, 2021, with respect to the consolidated financial statements of MiNK Therapeutics, Inc., included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Boston, Massachusetts

October 12, 2021